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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          DELPHI FINANCIAL GROUP, INC.

DELPHI FINANCIAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first sentence of the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Company be amended so as to read as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred twenty million (220,000,000) shares, consisting of fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), one hundred fifty million (150,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and twenty million (20,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock")."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31st day of May, 2005.

                         By: /s/ Chad W. Coulter
                             -------------------------------------------------
                                 Chad W. Coulter
                                 Vice President, Secretary and General Counsel